Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Company Contact	Investor Relations
Brian McGee	Jennifer Jarman
Chief Financial Officer	The Blueshirt Group
510-413-1201	415-217-7722
bmcgee@lexarmedia.com	jennifer@blueshirtgroup.com

Lexar Media Announces Preliminary Second Quarter Financial Results

FREMONT, CA, June 29, 2004 — Lexar Media, Inc. (Nasdaq: LEXR), a leading marketer and manufacturer of high-performance digital media and accessories, today announced preliminary results that are expected to be lower than previously forecast for the second quarter ending June 30, 2004.

The company now expects second quarter net revenues will be in a range of approximately $155 to $160 million, compared with $81.5 million in net revenues for the same period last year and $164.7 million for the first quarter of 2004. The company further expects to report a net loss in the range of $17 to $19 million, as compared to net income of $7.0 million in the same period last year and $9.4 million in the first quarter of 2004.

The company attributes its lower than expected results for the second quarter to a number of factors. Greater than anticipated price reductions and price protection obligations during the quarter negatively impacted product revenues and gross margins. Additionally, the combination of the timing of cost reductions, component purchases and product sales during the quarter resulted in the company not being able to fully recognize the benefits of lower costs achieved during the quarter.

These expected results are based on preliminary information. The company plans to release quarterly financial results for the second fiscal quarter on Thursday, July 15, 2004 and to discuss its financial and operational results and business outlook during its regularly scheduled conference call after the market close.

About Lexar Media, Inc.

Lexar Media is a leading marketer and manufacturer of flash memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. The company holds over 70 controller and system patents, and licenses its technology to companies including Olympus, Samsung Electronics, SanDisk Corporation and Sony. For more information, please call 1-800-789-9418 or visit www.lexarmedia.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include statements related to projections about our business and financial outlook, anticipated financial results, anticipated consumer demand for digital still cameras and portable storage devices generally and demand for our products in particular, as well as the growth of the digital media and digital photography markets. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: our operating results and gross margins are difficult to predict and may fluctuate significantly; the cost of flash memory is a significant part of our products’ cost structure, and if we are unable to obtain sufficient quantities of flash memory in a timely manner and at competitive prices, we may not be able to manufacture and deliver products to satisfy our customers’ requirements, compete effectively in the market or maintain our targeted gross margins; our licensing revenues have declined significantly because our fixed license payments have transitioned to variable-based royalties and we may be unable to secure new license or royalty revenue; if we are unable to manage our inventory levels, our operating results will be negatively impacted; future average selling prices may continue to erode due to excess industry capacity and extreme price competition; many of our retail customers and distributors have price protection which could require us to make large payments if we reduce prices; if we are unable to anticipate demand and pricing of our products or if we are unable to effectively manage changes in market conditions as well as the distributor channels and relationships, our operating results will be harmed; the solid-state storage market has evolved and is evolving and we may have to pay a royalty to sell certain flash card formats or may not be able to obtain rights to manufacture them at all; increased competition in the digital media market may lead to a decrease in our revenues and market share; we must be able to develop and introduce new products and services on a timely basis that are accepted by our customers and consumers in order to compete effectively; if we are unable to achieve or maintain our technology leadership position or to obtain rights to develop and manufacture new form factors on acceptable terms, our gross margins and revenues would likely decline significantly; and we are involved in intellectual property, securities and products class action litigation, and may become involved in additional litigation, that could divert management’s time and attention, be time- consuming and expensive to defend and limit our access to important technology. Readers should also refer to the risk factors described in Lexar Media’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on March 15, 2004, and its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2004, filed with the Securities and Exchange Commission on May 7, 2004. Lexar Media assumes no obligation to update the forward-looking information contained in this news release.

NOTE: Lexar Media, JumpDrive and the Lexar Media logo are trademarks of Lexar Media, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

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